EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

Callisto Pharmaceuticals, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-119648 and 333-130716) and Form S-3 (Nos.333-128254, 333-123863, 333-115471 and 333-139971) of Callisto Pharmaceuticals, Inc. and Subsidiaries (a development stage company) of our report dated April 13, 2007, relating to the consolidated financial statements, which appear in this Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO Seidman, LLP

New York, New York
April 13, 2007